Exhibit 99.1

Press Release

For Release, 09:10AM ET May 11, 2023

Neonode Reports Quarter Ended March 31, 2023 Financial Results

STOCKHOLM, SWEDEN, May 11, 2023 — Neonode Inc. (NASDAQ: NEON) today reported financial results for the three months ended March 31, 2023.

FINANCIAL SUMMARY FOR THE QUARTER ENDED MARCH 31, 2023:

●	Revenue of $1.3 million, a decrease of 4.9% compared to the same period in the prior year.

●	Operating expenses of $2.8 million, an increase of 4.9% compared to the same period in the prior year.

●	Net loss of $1.4 million, or $0.09 per share, compared to $1.4 million, or $0.10 per share, for the same period in the prior year.

●	Cash used by operations of $1.7 million compared to $2.3 million for the same period in the prior year.

●	Cash and accounts receivable of $22.9 million as of March 31, 2023 compared to $16.3 million as of December 31, 2022.

THE CEO’S COMMENTS

“Our licensing revenues during Q1 were stable indicating that the global supply chain challenges related to semiconductor supply shortages that have hampered our printer and automotive customers’ production and sales for the last two years are beginning to improve and that demand for our customers’ products is still strong”, said Dr. Urban Forssell, Neonode’s CEO.

“Our product sales in Q1 were below expectations with many markets starting the year very slowly. On a positive note, we are seeing strong interest for our solutions in China where businesses and markets have begun to rebound following the lifting of COVID-related shutdowns. We are working together with different partners to try to capitalize on this and plan to increase our marketing efforts in China going forward, which we hope will start to bear fruit later this year and the next,” continued Dr. Forssell.

“While continuously monitoring our performance and adjusting our strategies and tactics, we continue to execute on our overall business strategy to establish beachheads in key segments from which we later can expand to further grow our business. As part of this strategy, we are using our strong cash position to intensify our marketing work – both online and through participation in tradeshows and other types of events – and are recruiting experienced core competence to strengthen our sales and engineering teams, which is key for accelerating growth,” concluded Dr. Forssell.

FINANCIAL OVERVIEW FOR THE QUARTER ENDED MARCH 31, 2023

Net revenues for the quarter ended March 31, 2023 were $1.3 million, a 4.9% decrease compared to the same period in 2022. For the 2023 period, license revenues were $1.1 million, an increase of 4.0% compared to the 2022 period. The increase is primarily the result of an increase in volume as the global supply chain challenges related to semiconductor supply shortages that hampered our printer and automotive customers’ production and sales for the last two years are beginning to improve.

Revenues from product sales were $0.1 million, a 30.6% decrease compared to the same period in 2022. The first quarter is typically slow due to the high number of holidays, but the decrease is also due to high inventory levels at some key customers after purchases during the fourth quarter 2022.

Gross margin related to products was 53.9% for the first quarter of 2023 compared to 65.3% in the same period in 2022. The gross margin for products varies with the product mix.

Our operating expenses increased by 4.9% for the first quarter of 2023 compared to the same period in 2022, primarily due to higher professional fees.

Net loss attributable to Neonode for the three months ended March 31, 2023 was $1.4 million, or $0.09 per share, compared to a net loss of $1.4 million, or $0.10 per share, for the same period in 2022. Cash used by operations was $1.7 million in the first quarter of 2023 compared to $2.3 million for the same period in 2022. The decrease is primarily the result of less component purchases offset by increased accounts receivable and unbilled revenues due to the timing of customer payments.

Cash and accounts receivable totaled $22.9 million and working capital was $25.6 million as of March 31, 2023 compared to $16.3 million and $19.1 million as of December 31, 2022, respectively.

For more information, please contact:

Chief Financial Officer

Fredrik Nihlén

E-mail: fredrik.nihlen@neonode.com

Phone: +46 703 97 21 09

Chief Executive Officer

Urban Forssell

E-mail: urban.forssell@neonode.com

Phone: +46 734 10 03 59

About Neonode

Neonode Inc. (NASDAQ:NEON) is a publicly traded company, headquartered in Stockholm, Sweden and established in 2001. The company provides advanced optical sensing solutions for contactless touch, touch, gesture control, and in-cabin monitoring. Building on experience acquired during years of advanced R&D and technology licensing, Neonode’s technology is currently deployed in more than 80 million products and the company holds more than 100 patents worldwide. Neonode’s customer base includes some of the world’s best-known Fortune 500 companies in the consumer electronics, office equipment, automotive, elevator, and self-service kiosk markets.

NEONODE and the NEONODE logo are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to our expectations for growth and the growing demand for our products, future performance or future events. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors include risks related to our reliance on the ability of our customers to design, manufacture and sell their products with our touch technology, the length of a customer’s product development cycle, our dependence and our customers’ dependence on suppliers, the COVID-19 pandemic, the global economy generally and other risks discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the SEC from time to time, including Neonode’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

NEONODE INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2023	2022
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$20,981	$14,816
Accounts receivable and unbilled revenues, net	1,941	1,448
Inventory	3,851	3,827
Prepaid expenses and other current assets	648	707
Total current assets	27,421	20,798

Property and equipment, net	284	282
Operating lease right-of-use assets, net	103	118
Total assets	$27,808	$21,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$314	$334
Accrued payroll and employee benefits	870	951
Accrued expenses	464	200
Contract liabilities	31	36
Current portion of finance lease obligations	73	95
Current portion of operating lease obligations	85	83
Total current liabilities	1,837	1,699

Finance lease obligations, net of current portion	41	46
Operating lease obligations, net of current portion	18	35
Total liabilities	1,896	1,780

Commitments and contingencies

Stockholders’ equity:
Common stock, 25,000,000 shares authorized, with par value of $0.001; 15,359,481 and 14,455,765 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	15	14
Additional paid-in capital	235,118	227,235
Accumulated other comprehensive loss	(305)	(340)
Accumulated deficit	(208,916)	(207,491)
Total stockholders’ equity	25,912	19,418
Total liabilities and stockholders’ equity	$27,808	$21,198

NEONODE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three months ended March 31,
	2023	2022
Revenues:
License fees	$1,148	$1,104
Products	102	147
Non-recurring engineering	3	67
Total revenues	1,253	1,318

Cost of revenues:
Products	47	51
Non-recurring engineering	-	9
Total cost of revenues	47	60

Total gross margin	1,206	1,258

Operating expenses:
Research and development	802	1,023
Sales and marketing	592	616
General and administrative	1,384	1,010
Total operating expenses	2,778	2,649
Operating loss	(1,572)	(1,391)

Other income (expense):
Interest income (expense), net	158	(2)
Total other income (expense)	158	(2)

Loss before provision for income taxes	(1,414)	(1,393)

Provision for income taxes	11	44
Net loss including noncontrolling interests	(1,425)	(1,437)
Less: Net loss attributable to noncontrolling interests	-	57
Net loss attributable to Neonode Inc.	$(1,425)	$(1,380)

Loss per common share:
Basic and diluted loss per share	$(0.09)	$(0.10)
Basic and diluted – weighted average number of common shares outstanding	15,209	13,576

NEONODE INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Three months ended March 31,
	2023	2022
Net loss	$(1,425)	$(1,437)

Other comprehensive income (loss):
Foreign currency translation adjustments	35	33
Other comprehensive loss	(1,390)	(1,404)
Less: Comprehensive loss attributable to noncontrolling interests	-	57
Other comprehensive loss attributable to Neonode Inc.	$(1,390)	$(1,347)

NEONODE INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock Shares Issued	Common Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Neonode Inc. Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balances, December 31, 2022	14,456	$14	$227,235	$(340)	$(207,491)	$19,418	$-	$19,418
Stock-based compensation	-	-	18	-	-	18	-	18
Issuance of shares for cash, net of offering costs	903	1	7,865	-	-	7,866	-	7,866
Foreign currency translation adjustment	-	-	-	35	-	35	-	35
Net loss	-	-	-	-	(1,425)	(1,425)	-	(1,425)
Balances, March 31, 2023	15,359	$15	$235,118	$(305)	$(208,916)	$25,912	$-	$25,912

	Common Stock Shares Issued	Common Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Neonode Inc. Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balances, December 31, 2021	13,576	$14	$226,880	$(408)	$(202,608)	$23,878	$(4,041)	$19,837
Stock-based compensation	-	-	39	-	-	39	-	39
Foreign currency translation adjustment	-	-	-	33	-	33	-	33
Net loss	-	-	-	-	(1,380)	(1,380)	(57)	(1,437)
Balances, March 31, 2022	13,576	$14	$226,919	$(375)	$(203,988)	$22,570	$(4,098)	$18,472

NEONODE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss (including noncontrolling interests)	$(1,425)	$(1,437)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	18	39
Depreciation and amortization	17	45
Amortization of operating lease right-of-use assets	16	114
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue, net	(491)	146
Inventory	(11)	(1,121)
Prepaid expenses and other current assets	66	98
Accounts payable, accrued payroll and employee benefits, and accrued expenses	133	22
Contract liabilities	(5)	(1)
Operating lease obligations	(16)	(184)
Net cash used in operating activities	(1,698)	(2,279)

Cash flows from investing activities:
Purchase of property and equipment	-	(5)
Net cash used in investing activities	-	(5)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	7,866	-
Principal payments on finance lease obligations	(28)	(61)
Net cash provided by (used in) financing activities	7,838	(61)

Effect of exchange rate changes on cash	25	88

Net change in cash	6,165	(2,257)
Cash at beginning of period	14,816	17,383
Cash at end of period	$20,981	$15,126

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$11	$44
Cash paid for interest	$2	$2